Exhibit 10.38

EXECUTION COPY

EMPLOYMENT AGREEMENT
(Marsha Williams; Chief Financial Officer, Orbitz Worldwide)

This EMPLOYMENT AGREEMENT (the “Agreement”) dated as of July 11, 2007 by and among Orbitz Worldwide, Inc. (the “Company”) and Marsha Williams (the “Executive”).

WHEREAS, the Company desires to employ Executive and to enter into this Agreement;

WHEREAS, Executive desires to accept such employment and enter into such an agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the sufficiency of which is acknowledged, the parties agree as follows:

1.       Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall continue to be employed by the Company or one of its subsidiaries for a period commencing on July 11, 2007 and ending on July 11, 2010 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with July 11, 2010 and on each July 11 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 120 days prior written notice before the next Extension Date that the Employment Term shall not be so extended.

2.     Position.

(a)     During the Employment Term, Executive shall serve as the Chief Financial Officer of the Company. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”) and the Chief Executive Officer of the Company. If requested, Executive shall also serve as a member of the Board without additional compensation.

(b)      During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board (which is hereby given for the boards listed on the Exhibit A attached hereto), from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.

3.       Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $440,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.       Annual Bonus. With respect to each fiscal year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) of up to eighty percent (80%) of Executive’s Base Salary (the “Target”) based upon the achievement of an annual EBITDA target established by the Board within the first three months of each fiscal year during the Employment Term. The Annual Bonus, if any, shall be paid to Executive within two and one-half (2.5) months after the end of the applicable fiscal year.

5.       Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other executives of the Company.

6.       Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

7.     Termination. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will he required to give the Company at least 30 days advance written notice of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

(a)   By the Company For Cause or By Executive Other Than as a Result of a Constructive Termination.

(i)    The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation other than as a result of a Constructive Termination (as defined in Section 7(c)); provided that Executive will be required to give the Company at least 30 days advance written notice of a resignation other than as a result of a Constructive Termination.

(ii)     For purposes of this Agreement, “Cause” shall mean (A) Executive’s failure substantially to perform Executive’s duties to the Company (other than as a result of total or partial incapacity due to Disability) for a period of 10 days following receipt of written notice from any Company by Executive of such failure; provided that it is understood that this clause (A) shall not apply if a Company terminates Executive’s employment because of dissatisfaction with actions taken by Executive in the good faith performance of Executive’s duties to the Company, (B) theft or embezzlement of property of the Company or dishonesty in the performance of Executive’s duties to the Company, other than de minims conduct that would not typically result in sanction by an employer of an executive in similar circumstances, (C) conviction which is not subject to routine appeals of right or a plea of “no contest” for (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude for which the potential penalty includes imprisonment of at least one year, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company or its affiliates, or (E) Executive’s breach of the provisions of Sections 8 or 9 of this Agreement (excluding a breach of Section 9(a) by a statement made by Executive in good faith in Executive’s employment capacity); provided, however, that Executive’s refusal to provide a certification in her capacity as the Company’s Chief Financial Officer in connection with any periodic report or other documentation filed by the Company under any applicable law, rule or regulation, shall not provide any basis for Cause hereunder so long as the Executive reasonably and in good faith believed that she could not provide such a certification.

(iii)    If Executive’s employment is terminated by the Company for Cause, or if Executive resigns other than as a result of a Constructive Termination, Executive shall be entitled to receive:

(A)       the Base Salary through the date of termination;

(B)       any Annual Bonus carried, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company);

(C)       reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 clays following the date of Executive’s termination of employment; and

(D)       such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive other than as a result of a Constructive Termination, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(b)     Disability or Death.

(i)      The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of nine (9) consecutive months or for an aggregate of twelve (12) months in any eighteen (18) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement and any other agreement between any Company and Executive that incorporates the definition of “Disability”.

(ii)     Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A)       the Accrued Rights;

(B)       a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable to Executive pursuant to Section 4 had Executive’s employment not terminated; and

(C)      vesting of any equity-based awards then held by Executive with respect to the Company or its affiliates as, and to the extent, described in the definitive documentation related to such awards.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(c)     By the Company Without Cause or Resignation by Executive as a result of Constructive Termination.

(i)      The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s as a result of a Constructive Termination.

(ii)     For purposes of this Agreement, a “Constructive Termination” shall be deemed to have occurred upon (A) any material reduction in Executive’s Base Salary or Annual Bonus (excluding any change in value of equity incentives or a reduction affecting substantially all similarly situated executives), (B) failure of the Company or its affiliates to pay compensation or benefits when due, (C) the primary business office for Executive being relocated by more than 50 miles, (D) the Company’s election not to renew the initial Employment Term or any subsequent extension thereof (except as a result of Executive’s reaching retirement age, as determined by Company policy), or not to assign this contract pursuant to section 11(E), or (E) a material and sustained diminution to Executive’s duties and responsibilities as of the date of this Agreement; provided that any of the events described in clauses (A)-(E) of this Section 7(c)(ii) shall constitute a Constructive Termination only if the Company fails to cure such event within

30 days after receipt from Executive of written notice of the event which constitutes a Constructive Termination; provided, further, that a “Constructive Termination” shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(iii)    If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns as a result of a Constructive Termination, Executive shall be entitled to receive:

(A)       the Accrued Rights;

(B)       a pro rata portion of any Annual Bonus, if any, that Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable to Executive pursuant to Section 4 had Executive’s employment not terminated;

(C)      subject to Executive’s continued compliance with the provisions of Sections 8 and 9, continued payment of the Base Salary and Target Annual Bonus in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, for twelve months after the date of such termination; provided that the aggregate amount described in this clause (C) shall be reduced by the present value of any other cash severance benefits payable to Executive under any other severance plans, programs or arrangements of the Company or its affiliates; provided further, that such reduction shall not include any payments made to Executive under any equity-based award program; and

(D)     vesting of any equity-based awards then held by Executive with respect to the Company or its affiliates as, and to the extent, described in the definitive documentation related to such awards.

Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation as a result of a Constructive Termination, except as set forth in this Section 7(c) (iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)     Expiration of Employment Term.

(i)      Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company or its subsidiaries thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights. Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 7(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii)     Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company or its subsidiaries beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 8, 9 and 10 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

(e)     Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 (i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(f)      Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates.

8.       Non-Competition.

(a)     From the date of this Agreement until the end of the one-year period following the date Executive ceases to be employed by the Company or one of its subsidiaries (the “Restricted Period”), irrespective of the cause, manner or time of any termination of employment, Executive shall not obtain loans, goods or services from another organization on terms that would not be available to her in the absence of her relationship to the Company or any of its affiliates.

(b)     During the Restricted Period, Executive shall not make any statements or perform any acts intended to, or which may have the effect of, advancing the interest of any Competitors of the Company or Competitors of any of the Company’s affiliates or in any way injuring the interests of the Company or any of the Company’s affiliates; provided, however, that, subject to Section 9, nothing herein shall preclude the Executive from giving truthful testimony under oath in response to a subpoena or other lawful process or truthful answers in response to questions from a government investigation or responding to statements made by or on behalf of the Company about Executive or her activities with the Company; provided, further, however, that nothing herein shall prohibit the Company and its affiliates from disclosing the fact of any termination of Executive’s employment or the circumstances for such a termination. For purposes of this Agreement, the term “Competitor” means any person, enterprise entity, or business that is engaged in, or has plans to engage in, at any time during the Restricted Period, any activity that competes with the businesses conducted, or proposed to be conducted, by the

Company or its affiliates at any time during the Executive’s employment, in a manner that is or would be material in relation to the businesses of the Company or its affiliates or to the prospects for the businesses of the Company or its affiliates. Such business includes, but is not limited to, the Company’s or its affiliates’ manufacture, production, sale, lease, rental, licensing or otherwise providing its products or services.

(c)     During the Restricted Period, Executive, without prior express written approval by the Board, shall not, within 100 miles of any geographical area of the Company or its affiliates: (A) engage in, or directly or indirectly (whether for compensation or otherwise) manage, operate, or control, or join or participate in the management, operation or control of a Competitor, in any capacity (whether as an employee, officer, director, partner, consultant, agent, advisor, or otherwise) or (B) develop, expand or promote, or assist in the development, expansion or promotion of, any division of an enterprise or the business intended to become a Competitor at any time during or after the end of the Restricted Period or (C) own or hold a Proprietary Interest in, or directly furnish any capital to, any Competitor of the Company. Executive acknowledges that the Company’s and its affiliates businesses are conducted nationally and internationally and agrees that the provisions in the foregoing sentence shall operate throughout the United States and the world (subject to the definition of “Competitor”).

(d)     During the Restricted Period, Executive, without express prior written approval from the Board, shall not solicit any members or the then current clients of the Company or any of its affiliates for any existing business of the Company or any of its affiliates or discuss with any employee of the Company or any of its affiliates information or operations of any business intended to compete with the Company or any of its affiliates.

(e)     During the Restricted Period, Executive shall not interfere with the employees or affairs of the Company or any of its affiliates or solicit or induce any person who is an employee of the Company or any of its affiliates to terminate any relationship such person may have with the Company or any of its affiliates, nor shall Executive during such period directly or indirectly engage, employ or compensate, or cause any person with which Executive may be affiliated, to engage, employ or compensate, any employee of the Company or any of its affiliates.

(f)      For the purposes of this Agreement, “Proprietary Interest” means any legal, equitable or other ownership, whether through stock holding or otherwise, of an interest in a business, firm or entity; provided, that ownership of less than 5% of any class of equity interest in a publicly held company shall not be deemed a Proprietary Interest.

(g)     The period of time during which the provisions of this Section 8 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(h)     Executive agrees that the restrictions contained in this Section 8 are an essential element of the compensation Executive is granted hereunder and but for Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement.

(i)      It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(j)      For purposes of this Section 8 only, the term “affiliates” of the Company shall not include companies owned by The Blackstone Group that are in businesses other than those conducted or planned to be conducted by the Company and its subsidiaries.

9.       Confidentiality; Intellectual Property.

(a)     Confidentiality.

(i)      Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information -- including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii)     “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(iii)    Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or its affiliates); provided that Executive may disclose to any prospective future employer the provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv)    Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(b)     Intellectual Property.

(i)      If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(ii)     If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(iii)    Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iv)    Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(v)     Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(vi)    The provisions of Section 8 and 9 shall survive the termination of Executive’s employment for any reason.

10.     Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 8 or 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.     Miscellaneous.

(a)     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to conflicts of laws principles thereof.

(b)     Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.

This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)     No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)     Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)     Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f)      Set Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, taking into account the provisions of Section 9 of this Agreement.

(g)     Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 11(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

(h)     Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(i)      Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company, addressed to:

Orbitz Worldwide, Inc.
500 W. Madison Street
Chicago, Illinois 60606

Attention: Jim Shaughnessy, General Counsel

Fax: (312) 896-9089

If to Executive, at the current address listed in the Company’s records.

(j)      Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(k)     Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates (collectively, the “Prior Agreements”). For the avoidance of doubt, Prior Agreements shall not include any equity award agreements or other written understandings or agreements, in each case to the extent that they relate to equity incentives.

(1)     Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder. This provision shall survive any termination of this Agreement.

(m)    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(n)     Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(o)     Arbitration. Except as otherwise provided in Section 10 of this Agreement, any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of any party, be solely and finally settled by arbitration conducted in Chicago, Illinois, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and with the Expedited Procedures thereof (collectively, the “Rules”). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Any of the parties may demand arbitration by written notice to the other and to the Arbitrator set forth in this Section 11(o) (“Demand for Arbitration”). Each of the parties agrees that if possible, the award shall be made in writing no more than 30 days following the end of the proceeding. Any award rendered by the arbitrator(s) shall be final and binding and judgment may be entered on it in any court of competent jurisdiction. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. In the event of any arbitration with regard to this Agreement, each party shall pay its own legal fees and expenses, provided, however, that the parties agree to share the cost of the Arbitrator’s fees.

(p)     Shareholder Approval. This Agreement shall be subject to, and shall only be effective following, the approval of the Company’s shareholders as of the date hereof who owned, as of the date hereof, more than 75% of the voting power of all outstanding stock of the Company, determined and obtained in a manner consistent with the methodology described in proposed Treasury Regulation Section 1.280G-1.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ORBITZ WORLDWIDE, INC.

By:
Title:

EXECUTIVE

/s/ Marsha Williams
Marsha Williams

EXHIBIT A
BOARDS THAT MARSHA WILLIAMS SERVES ON AS OF JULY 11,
2007

1.        Chicago Bridge & Iron Company N.V.

2.        Modine Manufacturing Company

3.        The Davis Funds

4.        The Selected Funds